Exhibit 99.1
DoorDash Releases Fourth Quarter and Full Year 2025 Financial Results
February 18, 2026
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter and fiscal year ended December 31, 2025. In addition to our financial results below, our annual letter to shareholders is available on the DoorDash investor relations website at http://ir.doordash.com.
In 2025, we accelerated growth in our U.S. restaurant category, expanded consumer affordability through record DashPass signups, increased consumer retention and order frequency in our grocery and retail categories by improving selection and quality, increased merchant value by launching new services such as reservations for restaurants and Smart Campaigns for ads, and drove strong organic growth internationally. In 2025, we also generated nearly $75 billion in sales for local merchants across over 40 countries and over $20 billion in earnings for Dashers.1 Our results are a reflection of our prior investments, hard work, and execution, and our effort to build products that provide value for our merchants, consumers, and Dashers.
Fourth Quarter 2025 Key Financial Metrics
•Total Orders increased 32% year-over-year (Y/Y) to 903 million.
•Marketplace GOV increased 39% Y/Y to $29.7 billion.
•Revenue increased 38% Y/Y to $4.0 billion.
•GAAP net income attributable to DoorDash, Inc. common stockholders increased 51% Y/Y to $213 million.
•Adjusted EBITDA increased 38% Y/Y to $780 million.

	Three Months Ended
(in millions, except percentages)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025
Total Orders	685	732	761	776	903
Total Orders Y/Y growth	19%	18%	20%	21%	32%
Marketplace GOV	$21,279	$23,076	$24,244	$25,015	$29,683
Marketplace GOV Y/Y growth	21%	20%	23%	25%	39%
Revenue	$2,873	$3,032	$3,284	$3,446	$3,955
Revenue Y/Y growth	25%	21%	25%	27%	38%
Net Revenue Margin	13.5%	13.1%	13.5%	13.8%	13.3%
GAAP gross profit	$1,372	$1,478	$1,608	$1,689	$1,911
GAAP gross profit as a % of Marketplace GOV	6.4%	6.4%	6.6%	6.8%	6.4%
Contribution Profit	$968	$1,020	$1,147	$1,268	$1,405
Contribution Profit as a % of Marketplace GOV	4.5%	4.4%	4.7%	5.1%	4.7%
GAAP net income attributable to DoorDash, Inc. common stockholders	$141	$193	$285	$244	$213
GAAP net income attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	0.7%	0.8%	1.2%	1.0%	0.7%
Adjusted EBITDA	$566	$590	$655	$754	$780
Adjusted EBITDA as a % of Marketplace GOV	2.7%	2.6%	2.7%	3.0%	2.6%
Weighted-average diluted shares outstanding	433	436	438	442	443

Operational Highlights
In 2025, DoorDash grew Marketplace GOV by 27% Y/Y (23% Y/Y excluding the impact of Deliveroo) and exited the year with over 56 million monthly active users (MAUs2) and over 35 million DashPass, Wolt+, and Deliveroo Plus members.3 In addition to driving strong organic growth in 2025, we made progress across new areas that we expect will differentiate our services in the coming years, including our global technology platform, in-store services, and our autonomous delivery platform. We also completed a number of acquisitions in 2025 that expand our capabilities and reach, and we are excited by our progress so far: new venues signed at SevenRooms increased over 100% Y/Y in December, we nearly doubled the number of advertising partners through Symbiosis from June to December, and we accelerated Y/Y growth in Total Orders from Deliveroo in Q4 2025.
In our U.S. restaurant category in Q4 2025, we drove double-digit Y/Y growth in the number of new consumers,4 as well as continued strong growth in order rates5 among every mature cohort.6 This helped drive Y/Y growth in Marketplace GOV in the U.S. restaurant category in Q4 2025 to its second-highest level in the last fifteen quarters. In 2026, we expect unit economics in the U.S. restaurant category to increase from 2025, but at a slower place than the average pace over the last three years.
In our U.S. grocery and retail categories in Q4 2025, we drove Y/Y growth in Marketplace GOV that was consistent with Y/Y growth in Q3 2025 and was above our Y/Y growth in Q4 2024. We attracted more new consumers to our U.S. grocery and retail categories in Q4 2025 than in any previous quarter, drove initial engagement among our newer cohorts7 that increased Y/Y, and drove strong growth in order rates among our mature cohorts. In total, over 30% of our U.S. MAUs and nearly 30% of our global MAUs engaged with our grocery and retail categories in December. Unit economics in our U.S. grocery and retail categories increased on both a Y/Y and Q/Q basis in Q4 2025. We currently expect unit economics in our grocery and retail categories to turn positive in 2H 2026.
Excluding the impact of Deliveroo, Y/Y growth in Marketplace GOV in our international marketplaces accelerated in Q4 2025 compared to Q3 2025. Also excluding the impact of Deliveroo, unit economics in our international marketplaces increased on both a Y/Y and Q/Q basis in Q4 2025, despite significant ongoing investment. We were extremely pleased to welcome so many talented new coworkers from Deliveroo on October 2. We are already working closely together to solve problems for merchants, consumers, and Dashers and we're seeing promising initial outputs. In Q4 2025, Y/Y growth in Total Orders from Deliveroo accelerated with a contribution to Adjusted EBITDA that slightly exceeded our stated expectation of $45 million.
In 2026, we aim to increase selection and improve quality in our marketplaces, expand the value we provide through our membership programs, increase the value we generate for merchants through our Commerce Platform, and continue to invest in autonomous and artificial intelligence technologies in order to deliver long-term gains in efficiency, quality, and affordability.
We are on-track with our plan to rebuild and relaunch significant portions of our products using our new global technology platform. This platform will integrate the DoorDash, Wolt, and Deliveroo marketplaces onto a common technology stack, allowing engineers around the world to work on the same projects, enabling data analytics teams to operate using common sets of data, and empowering operators to draw on the best of our global product development to serve customers at the local level. Our expectation is that operating on a single platform will improve our operating efficiency and pace of innovation. At the same time, we have begun the process of organizing our team to drive consistent and efficient execution across our global operations. This will remain a priority to help ensure our technologies, structure, team, and controls align with our long-term ambition.

Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q1 2026	$31.0 billion - $31.8 billion	$675 million - $775 million
While we have historically exceeded the high end of our guidance range for Marketplace GOV, our current operating plan for Q1 2026 reflects Marketplace GOV within our guided range.
In addition to our investments in international countries, grocery and retail categories, and incremental investments in newer areas, our current expectation for Adjusted EBITDA in Q1 2026 is impacted by three primary factors: 1) incremental investments in Deliveroo, which drive an expectation for Deliveroo to contribute less than $25 million to our Adjusted EBITDA in Q1 2026 compared to over $45 million in Q4 2025, 2) an estimated $20 million direct impact from severe storms Gianna and Fern in the U.S., and 3) a Q/Q increase in Dasher costs per order, which reflects seasonality, investments to increase system capacity and support growth in longer distance and higher effort deliveries, and an annual increase in cost in regulated markets.
For the full year 2026, we expect Adjusted EBITDA as a percent of Marketplace GOV to increase slightly compared to 2025, excluding the impact of Deliveroo in both periods. We continue to expect Deliveroo to contribute approximately $200 million to our Adjusted EBITDA in 2026.
As 2026 progresses, we currently expect Adjusted EBITDA as a percent of Marketplace GOV to increase in Q2 2026 from Q1 2026, but to remain slightly below the level achieved in Q2 2025. We currently expect Adjusted EBITDA as a percentage of Marketplace GOV to increase in Q3 2026 compared to Q2 2026 and for Adjusted EBITDA to be significantly higher in 2H 2026 compared to 1H 2026.
Based on our current outlook, assuming a stock price consistent with recent trading levels, we expect:
•2026 stock-based compensation expense of approximately $1.3 billion to $1.4 billion.
•2026 depreciation and amortization expense of approximately $1.1 billion to $1.2 billion.
Unless otherwise indicated above, our guidance includes the expected impact of, and contributions from, Deliveroo. As with all areas of our business, we plan to operate Deliveroo with a long-term focus and deep attention to detail. While we expect cost efficiencies over time from operating a larger global business, we believe our largest opportunity to generate long-term returns at Deliveroo will come from investing in our people and products in order to generate better outcomes for consumers, merchants, and Dashers.
Our expectations regarding the impact of, and contributions from, Deliveroo are based on judgments which we believe to be reasonable and certain assumptions that are subject to change, many of which are outside of our control. In addition to the other risks and uncertainties we describe in our filings with the U.S. Securities and Exchange Commission (the "SEC"), the ongoing integration of Deliveroo into our business presents certain execution and operational risks that could cause actual results to vary from the expectations expressed above.
Our outlook assumes that aggregate consumer demand and key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets, as well as growing investment in new initiatives and our global technology platform.
We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.

We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Use of Non-GAAP Financial Measures" below.
Q4 2025 Financial Performance

	Three Months Ended					Y/Y % Change	Q/Q % Change
(in millions, except percentages)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Dec. 31, 2025	Dec. 31, 2025
Revenue	$2,873	$3,032	$3,284	$3,446	$3,955	38%	15%
Net Revenue Margin	13.5%	13.1%	13.5%	13.8%	13.3%	(1)%	(3)%
GAAP cost of revenue, exclusive of depreciation and amortization	$1,453	$1,500	$1,616	$1,687	$1,935	33%	15%
GAAP sales and marketing expense	$541	$586	$607	$576	$707	31%	23%
GAAP research and development expense	$297	$306	$351	$355	$419	41%	18%
GAAP general and administrative expense	$324	$332	$388	$400	$480	48%	20%
GAAP net income attributable to DoorDash, Inc. common stockholders	$141	$193	$285	$244	$213	51%	(13)%

Net cash provided by operating activities	$518	$635	$504	$871	$421	(19)%	(52)%
Free Cash Flow	$420	$494	$355	$723	$254	(40)%	(65)%
The Y/Y increase in Total Orders in Q4 2025 was driven primarily by growth in the number of consumers and growth in average consumer engagement, as well as our acquisition of Deliveroo. Excluding the acquisition of Deliveroo, Total Orders increased 20% Y/Y in Q4 2025.
The Y/Y increase in Marketplace GOV in Q4 2025 was driven primarily by growth in Total Orders. We estimate aggregate changes in currency rates added approximately 1% to Y/Y growth in Marketplace GOV in Q4 2025. Excluding the acquisition of Deliveroo, Marketplace GOV increased 25% Y/Y in Q4 2025.
The Y/Y increase in revenue in Q4 2025 was driven primarily by growth in Marketplace GOV, as well as our acquisition of Deliveroo. Excluding Deliveroo, revenue increased 26% Y/Y in Q4 2025.
The Y/Y increase in GAAP cost of revenue, exclusive of depreciation and amortization in Q4 2025 was driven primarily by increases in Total Orders and the acquisition of Deliveroo. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.5% in Q4 2025, down from 6.8% in Q4 2024 and 6.7% in Q3 2025.
The Y/Y increase in GAAP sales and marketing expense in Q4 2025 was driven primarily by increases in advertising expenses and personnel-related compensation expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.4% in Q4 2025, down from 2.5% in Q4 2024 and up from 2.3% in Q3 2025.
The Y/Y increase in GAAP research and development expense in Q4 2025 was driven primarily by increases in personnel-related compensation expenses and software and technology costs. As a percentage of Marketplace GOV, GAAP research and development expense was 1.4% in Q4 2025, consistent with 1.4% in each of Q4 2024 and Q3 2025.

The Y/Y increase in GAAP general and administrative expense in Q4 2025 was driven by an increase in transaction-related costs and personnel-related expenses. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.6% in Q4 2025, up from 1.5% in Q4 2024 and consistent with 1.6% in Q3 2025.
GAAP net income attributable to DoorDash, Inc. common stockholders was $213 million in Q4 2025, an increase from $141 million in Q4 2024 and a decrease from $244 million in Q3 2025.
Adjusted EBITDA was $780 million in Q4 2025, up 38% from $566 million in Q4 2024 and up 3% from $754 million in Q3 2025. Adjusted EBITDA as a percentage of Marketplace GOV was 2.6% in Q4 2025, down from 2.7% in Q4 2024 and 3.0% in Q3 2025.
In Q4 2025, we generated net cash provided by operating activities of $421 million and Free Cash Flow of $254 million, down from $518 million and $420 million, respectively, in Q4 2024. Free Cash Flow in Q4 2025 was negatively impacted by: 1) increased funds held at payment processors, 2) an increase in accounts receivable associated with growth in Marketplace GOV in our grocery category, advertising revenue, and gift card revenue, 3) up-front payments to technology and insurance providers, and 4) transaction costs and a legal settlement associated with the Deliveroo acquisition.
In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock. As of February 17, 2026, we have not repurchased shares of our Class A common stock under the February 2025 authorization. We may or may not repurchase any portion of our February 2025 authorization.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our social media accounts on X and LinkedIn in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and financial and operating performance, including our outlook and guidance for the first quarter of 2026 and our assumptions underlying such guidance; our expectations regarding unite economics, Dasher costs, the impact of certain severe weather events, and Adjusted EBITDA as a percent of Marketplace GOV in 2026; our expectations regarding our stock-based compensation expense and depreciation and amortization expense; our priorities and our plans and expectations regarding our overall business strategy and investment approach; our plans and expectations for our expanded services, new product initiatives, autonomous delivery platform, and global technology platform; our expectations regarding the value of our platform and services to merchants, consumers, and Dashers; our plans and expectations regarding the integration of, and incremental investments in, Deliveroo, including, among other things, its impact on, and contribution to, our business, financial position, and financial and operating performance; our ability to drive future growth, gain greater efficiency in unit economics, and execute on our goals and strategies; our expectations regarding trends in our business, demand for our platform and for local commerce platforms in general, the macroeconomic environment, including global consumer spending, foreign currency rates, and geopolitical risks; and our plans and expectations regarding share dilution, including in connection with equity award issuances and our share repurchase authorization. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: economic, financial, social or political conditions that could adversely affect us; competition; managing our growth and corporate culture; the macroeconomic environment and geopolitical uncertainty; financial performance; investments in new geographies, products, or offerings, as well as our technology infrastructure; our ability to successfully integrate and realize the benefits of acquisitions, including Deliveroo, strategic partnerships, joint ventures, and investments; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, Free Cash Flow, and revenue, excluding Deliveroo. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other (income) expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass, Wolt+, and Deliveroo Plus. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
We define Net Revenue Margin as revenue expressed as a percentage of Marketplace GOV.
We define revenue, excluding Deliveroo as revenue, exclusive of the revenue attributable to our Deliveroo branded marketplaces and Commerce Platform. We believe that revenue, excluding Deliveroo is a useful metric for period-over-period comparability of our legacy business.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, Free Cash Flow, and revenue, excluding Deliveroo should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

1 Metrics include Deliveroo beginning on October 2, 2025, its acquisition date. "Dashers" generally refers to the independent contractors that use our marketplaces. In certain geographies, Dashers may be known locally as riders, courier partners, or similar. Dashers may also refer to employees or independent contractors of third-party service providers or employees of our local entities.
2 MAUs are based on the number of individual consumer accounts that completed an order on our marketplaces in the last month of the period of measurement.
3 Members are based on the number of paid, trial, and partnership member accounts for the relevant membership programs on the last day of the period of measurement.
4 New consumers for any given category are based on the number of individual consumer accounts that completed their first order in the stated category during the period of measurement.
5 Order rate for any given cohort and time period is calculated by multiplying retention by average order frequency for the stated cohort and time period.
6 Includes the 90 DoorDash monthly consumer cohorts from January 2017 through June 2024. We typically determine a cohort is mature after approximately six months. We exclude cohorts prior to January 2017 due to their relatively small size and a lack of certain historical data. We also exclude cohorts from July 2024 through December 2024 because those cohorts were not considered mature during all periods for a Y/Y comparison.
7 Compares monthly consumer cohorts from January 2025 through December 2025 against those of January 2024 through December 2024. Initial engagement for any given cohort is defined as the stated cohort's average order rate for up to the first twelve months immediately following and including the cohort's first order month.

DOORDASH, INC.
CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2024	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$4,019	$4,378
Restricted cash	190	273
Short-term investments	1,322	1,128
Funds held at payment processors	436	587
Accounts receivable, net	732	1,108
Prepaid expenses and other current assets	687	1,169
Total current assets	7,386	8,643
Long-term investments	835	837
Operating lease right-of-use assets	389	437
Property and equipment, net	778	1,067
Intangible assets, net	510	2,260
Goodwill	2,315	5,519
Other assets	632	896
Total assets	$12,845	$19,659
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$321	$397
Operating lease liabilities	68	105
Accrued expenses and other current liabilities	4,049	5,645
Total current liabilities	4,438	6,147
Operating lease liabilities	468	461
Convertible notes, net	—	2,724
Other liabilities	129	281
Total liabilities	5,035	9,613
Redeemable non-controlling interests	7	13
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	13,165	14,092
Accumulated other comprehensive income (loss)	(107)	261
Accumulated deficit	(5,255)	(4,320)
Total stockholders’ equity	7,803	10,033
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$12,845	$19,659

DOORDASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2025	2024	2025
Revenue	$2,873	$3,955	$10,722	$13,717
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,453	1,935	5,542	6,738
Sales and marketing	541	707	2,037	2,476
Research and development	297	419	1,168	1,431
General and administrative	324	480	1,452	1,600
Depreciation and amortization	141	267	561	747
Restructuring charges	—	—	—	2
Total costs and expenses	2,756	3,808	10,760	12,994
Income (loss) from operations	117	147	(38)	723
Interest income, net	51	42	199	211
Other income (expense), net	8	33	(5)	5
Income before income taxes	176	222	156	939
Provision for income taxes	37	9	39	7
Net income including redeemable non-controlling interests	139	213	117	932
Less: net loss attributable to redeemable non-controlling interests	(2)	—	(6)	(3)
Net income attributable to DoorDash, Inc. common stockholders	$141	$213	$123	$935
Net income per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$0.34	$0.49	$0.30	$2.19
Diluted	$0.33	$0.48	$0.29	$2.13
Weighted-average number of shares outstanding used to compute net income per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	417,056	432,583	411,551	427,043
Diluted	433,039	442,849	430,242	439,686

DOORDASH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Year Ended December 31,
	2023	2024	2025
Cash flows from operating activities
Net income (loss) including redeemable non-controlling interests	$(565)	$117	$932
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	509	561	747
Stock-based compensation	1,088	1,099	1,051
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	108	103	118
Amortization of deferred contract costs	45	60	77
Office lease impairment expenses	—	83	11
Adjustments to non-marketable equity securities, including impairment, net	101	4	(17)
Other	(30)	(31)	37
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	86	(87)	(113)
Accounts receivable, net	(141)	(222)	(359)
Prepaid expenses and other current assets	(105)	(146)	(247)
Other assets	(96)	(279)	(240)
Accounts payable	70	82	54
Accrued expenses and other current liabilities	702	943	577
Payments for operating lease liabilities	(113)	(116)	(125)
Other liabilities	14	(39)	(72)
Net cash provided by operating activities	1,673	2,132	2,431
Cash flows from investing activities
Purchases of property and equipment	(123)	(104)	(257)
Capitalized software and website development costs	(201)	(226)	(348)
Purchases of investments	(1,946)	(1,951)	(1,376)
Maturities of investments	1,940	1,774	1,379
Sales of investments	7	70	433
Purchases of non-marketable investments	(17)	—	(47)
Acquisitions, net of cash acquired	—	—	(4,151)
Settlement of deal-contingent forward contract	—	—	(24)
Other investing activities	(2)	(7)	—
Net cash used in investing activities	(342)	(444)	(4,391)
Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	—	—	2,720
Proceeds from issuance of warrants	—	—	341
Purchase of convertible note hedges	—	—	(680)
Proceeds from exercise of stock options	6	14	9
Repurchase of common stock	(750)	(224)	—
Payments of acquisition-related deferred cash consideration	—	—	(20)
Other financing activities	(8)	6	(10)
Net cash provided by (used in) financing activities	(752)	(204)	2,360
Foreign currency effect on cash and cash equivalents, and restricted cash and cash equivalents	5	(35)	60
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	584	1,449	460
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	2,188	2,772	4,221
End of period	$2,772	$4,221	$4,681
Reconciliation of cash and cash equivalents, and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	2,656	4,019	4,378
Restricted cash	105	190	273
Long-term restricted cash and cash equivalents included in other assets	11	12	30
Total cash, cash equivalents, and restricted cash	$2,772	$4,221	$4,681
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$13	$48	$41
Stock-based compensation included in capitalized software and website development costs	$161	$165	$193
Deferred cash consideration for acquisitions	$—	$—	$67

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Cost of revenue, exclusive of depreciation and amortization	$1,453	$1,500	$1,616	$1,687	$1,935
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(43)	(34)	(37)	(39)	(45)
Allocated overhead	(9)	(8)	(10)	(12)	(16)
Adjusted cost of revenue	$1,401	$1,458	$1,569	$1,636	$1,874

Sales and marketing	$541	$586	$607	$576	$707
Adjusted to exclude the following
Stock-based compensation expense and certain payroll tax expense	(30)	(26)	(33)	(28)	(21)
Allocated overhead	(7)	(6)	(6)	(6)	(10)
Adjusted sales and marketing	$504	$554	$568	$542	$676

Research and development	$297	$306	$351	$355	$419
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(126)	(116)	(141)	(133)	(138)
Allocated overhead	(5)	(6)	(8)	(7)	(7)
Adjusted research and development	$166	$184	$202	$215	$274

General and administrative	$324	$332	$388	$400	$480
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(74)	(61)	(71)	(61)	(72)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(30)	(29)	(29)	(48)	(29)
Transaction-related costs	(5)	(9)	(22)	(17)	(57)
Office lease impairment expenses	—	(7)	—	—	(4)
Allocated overhead from cost of revenue, sales and marketing, and research and development	21	20	24	25	33
Adjusted general and administrative	$236	$246	$290	$299	$351
(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Revenue	$2,873	$3,032	$3,284	$3,446	$3,955
Less: Cost of revenue, exclusive of depreciation and amortization	(1,453)	(1,500)	(1,616)	(1,687)	(1,935)
Less: Depreciation and amortization related to cost of revenue	(48)	(54)	(60)	(70)	(109)
Gross profit	$1,372	$1,478	$1,608	$1,689	$1,911
Gross Margin	47.8%	48.7%	49.0%	49.0%	48.3%
Less: Sales and marketing	(541)	(586)	(607)	(576)	(707)
Add: Depreciation and amortization related to cost of revenue	48	54	60	70	109
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	73	60	70	67	66
Add: Allocated overhead included in cost of revenue and sales and marketing	16	14	16	18	26
Contribution Profit	$968	$1,020	$1,147	$1,268	$1,405
Contribution Margin	33.7%	33.6%	34.9%	36.8%	35.5%

	Three Months Ended
(In millions, except percentages)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Gross profit	$1,372	$1,478	$1,608	$1,689	$1,911
Add: Depreciation and amortization related to cost of revenue	48	54	60	70	109
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	43	34	37	39	45
Add: Allocated overhead included in cost of revenue	9	8	10	12	16
Adjusted Gross Profit	$1,472	$1,574	$1,715	$1,810	$2,081
Adjusted Gross Margin	51.2%	51.9%	52.2%	52.5%	52.6%

	Three Months Ended
(In millions)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Net income (loss) attributable to DoorDash, Inc. common stockholders	$141	$193	$285	$244	$213
Add: Net loss attributable to redeemable non-controlling interests	(2)	(1)	(1)	(1)	—
Net income (loss) including redeemable non-controlling interests	$139	$192	$284	$243	$213
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	30	29	29	48	29
Transaction-related costs	5	9	22	17	57
Office lease impairment expenses	—	7	—	—	4
Restructuring charges	—	1	—	1	—
Provision for (benefit from) income taxes	37	6	(13)	5	9
Interest income, net	(51)	(49)	(49)	(71)	(42)
Other (income) expense, net	(8)	6	(59)	81	(33)
Stock-based compensation expense and certain payroll tax expense	273	237	282	261	276
Depreciation and amortization expense	141	152	159	169	267
Adjusted EBITDA	$566	$590	$655	$754	$780
(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Net cash provided by operating activities	$2,132	$2,214	$2,188	$2,528	$2,431
Purchases of property and equipment	(104)	(161)	(204)	(235)	(257)
Capitalized software and website development costs	(226)	(244)	(271)	(301)	(348)
Free Cash Flow	$1,802	$1,809	$1,713	$1,992	$1,826
Reconciliation of revenue to revenue, excluding Deliveroo

(in millions)	Three Months Ended Dec. 31 2025

Revenue	$3,955
Revenue attributable to Deliveroo	(347)
Revenue, excluding Deliveroo	$3,608

IR Contact: ir@doordash.com	PR Contact: press@doordash.com